Exhibit 21
Direct and Indirect Operating Subsidiaries
of FirstMerit Corporation*
Citizens Savings Corporation of Stark County
FirstMerit Bank, National Association
-  FirstMerit Insurance Agency, Inc.
-  FirstMerit Insurance Group, Inc.
-  FirstMerit Credit Services Company
-  FirstMerit Mortgage Corporation
-  FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)
-  FirstMerit Moss Creek Ventures, LLC
-  FirstMerit Securities, Inc.
-  FirstMerit Advisors, Inc.
-  FirstMerit Title Agency, Ltd.
-  FMRC, Inc. (Delaware)
-  FMSC, Inc. (Delaware)
-  FMTP, LLC (Delaware)
-  Mobile Consultants, Inc.
-  Cumberland Trail Development LLC
-  Cumberland Trail Golf Course LLC
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FMT, Inc. (Delaware)

*	Unless otherwise indicated, state of formation is Ohio.